EXHIBIT 10.2
LYNN FETTERMAN INC. PROJECT AGREEMENT
Arcadia Resources , Inc. (the “Company”) agrees to engage Lynn Fetterman Inc. (Consultant) to furnish the services of a Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Treasurer (collectively the “Services”), on an interim basis, according to the following terms:
I.	Project Services; Fees
A.	Consultant will furnish the Services through Lynn Fetterman during the course of this engagement, beginning on Feb 1, 2007 and ending March 31, 2007 or 30 business day(s) after a permanent CFO begins employment, whichever is later, on a full time basis which shall be understood to mean up to and possibly exceeding 40 hours per week, unless the engagement is terminated sooner as provided herein. Although Mr. Fetterman will begin furnishing services to the Company effective February 1, 2007, Mr. Fetterman’s appointment by the Board of Directors to the Interim Officer positions will be effective February 9, 2007 and he will continue in the Interim Officer positions until a permanent CFO begins employment subject to his sooner resignation or removal from office, unless the term of this agreement is sooner terminated as provided for herein. The Company will pay the Consultant at the rate of $ 90.00 per hour (“Project Fees”). A $7,000 retainer fee will be paid upon signing this Agreement. Upon conclusion of the engagement, the retainer will either be returned to the Company upon payment in full of all of your outstanding invoices or applied to any outstanding invoice with any balance remaining to be returned to the Company. No Company employee compensation, employee fringe benefits, worker’s compensation coverage, bonuses or other amounts are or will be payable to Consultant or Mr. Fetterman, except that the Company will use reasonable efforts to obtain coverage for Mr. Fetterman under its existing director’s and officer’s insurance coverage, with the same scope and limits of coverage as made available to the Company’s other officers and directors.
II.	Payment;
A.	The Company will pay all amounts owed to consultant on a weekly basis . The Company will promptly reimburse consultant for reasonable travel and out-of-pocket business expenses. All reimbursements of expenses will occur as project fees are paid.

B.	Consultant shall be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this agreement, including but not limited to attorneys’ fees actually incurred.
III.	Personnel; Relationship of the Parties
A.	The parties agree that Consultant will be serving the Company as an independent contractor for all purposes and not as employee with the Company. Consultant therefore will have control over the order and sequence of project work and the specific hours worked, will have the opportunity for entrepreneurial profit, and will not be subject to Company withholding of income or employment taxes.

B.	The Company acknowledges that consultant’s success in performing the services depends on the participation, cooperation, and support of the Company’s most senior management.

C.	Consultant agrees that Lynn Fetterman shall sign, file and deliver all documents on behalf of the Company as would fall within the customary scope of duties of a Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Treasurer, including but not limited to federal or state securities filings, tax filings, representations and warranties on behalf of the Company, loan and other documents.

D.	Consultant agrees that it and Lynn Fetterman shall comply with all Company policies and procedures in effect from time to time applicable to executive officers, including prohibitions on insider trading, in addition to all applicable laws, rules and regulations

E.	Mr. Fetterman will report directly to the Company’s Chairman and CEO, except as otherwise determined by the Company’s Board of Directors. He will devote 100% of his business time and attention to duties as the interim CFO.

F.	During the engagement, Mr. Fetterman shall perform the duties of a Chief Financial Officer of a public company, together with such duties as may be designated by the Company’s Board of Director or Chief Executive Officer from time to time. Such duties to be performed shall include, but not be limited to, the oversight of the preparation of, and the execution of, the Company’s 10-Q for the fiscal quarter ending December 31, 2006 to the extent not completed by the outgoing CFO, Form 10-K for the fiscal year ending March 31, 2007, all amendments to these or other existing or subsequent filing and other related filings and certifications required in connection therewith or otherwise required pursuant to the United States securities laws, including existing, pending and subsequent securities registration statements, 8-K filings, amendments to such filings and the like. Consultant acknowledges and agrees that the execution of these documents is an integral part of the responsibilities hereunder and that Mr. Fetterman shall agree to execute such documents, assuming that they are as usually prepared in the normal course of business and appropriate in form, regardless of whether or not the Company has hired a permanent CFO prior to the filing of such documents, it being acknowledged that it is the intention of the Company to hire a permanent CFO as soon as reasonably possible but that such successor may not be formally designated as the CFO until after the time that such forms are required to be filed. Mr. Fetterman will not required to execute a document or certification referred to in the preceding sentence if he determines, in his reasonable professional judgment, that the provisions thereof are inaccurate, provided that in such event he shall immediately advise the Company’s Chief Executive Officer of the reason for the determination. If the Company is able to cure such a defect, Mr. Fetterman will execute the disputed document.
G.	To the fullest extent permitted by law, the Company agrees to indemnify, hold harmless and defend Consultant and Mr. Fetterman against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, reasonable attorney fees, directly or indirectly caused by, relating to, based upon or arising out of or in connection with the engagement or the Services rendered pursuant to the engagement, provided that the Company will not be responsible of the payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a Court of competent jurisdiction to have resulted from any indemnified person’s bad faith, self- dealing, gross negligence or willful misconduct.

H.	Consultant is not aware of any conflicts of interests or relationships that would preclude it from furnishing the services to the Company.
IV.	Early Termination
A.	Effective upon 30 days’ advance written notice, either party may terminate this agreement without cause, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice, unless the parties agree in writing to a different termination date as the parties intend to do so upon the Company hiring a permanent replacement CFO.

B.	Either party may terminate this agreement immediately for cause including a breach of this Agreement.

V.	Standard Disclaimers & Limitations of Liability
A.	The Company agrees that reports, projections, or forecasts may be prepared only at the Company’s direction and will reflect the Company’s own judgment. Consultant makes no representation or warranty as to the accuracy or reliability of reports, projections, or forecasts derived from use of the information it provides, and consultant will not be liable for any claims of reliance on such reports, projections, forecasts, or information, which are subject to indemnification hereunder. To the extent a claim or other matter is subject to indemnification hereunder, Consultant will not be liable for any non-compliance by the Company of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

B.	Consultant will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
VI.	Miscellaneous Provisions
A.	The provisions concerning payment of the Project Fees, limitation of liability, confidentiality, and arbitration will survive the expiration or any termination of this agreement.

B.	Neither the Company nor consultant will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.

C.	The terms of this agreement are severable, and they may not be amended except in writing signed by consultant. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

D.	This agreement contains the entire agreement between consultant, superseding any prior oral or written statements or agreements. This agreement shall be construed under the laws of the State of Florida.

E.	Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
VIII Confidentiality
          Consultant agrees that it will maintain in confidence and not disclose to anyone any material non-public information about or concerning the Company acquired during this engagement, and not use that information except for purposes of this engagement, including without limiting the generality of the foregoing, any customer lists, supplier information, marketing plans, pricing information, employee information or organization charts, or financial information. All company information shall be returned to the Company at the termination of engagement.

John Elliott, Chairman and CEO Arcadia Resources, Inc	Lynn Fetterman Inc.

/s/ John E. Elliott, II	/s/ Lynn Fetterman
Signature	Signature
John E. Elliott, II Chairman and CEO	Lynn Fetterman, President

Name and Title	Name and Title
January 31, 2007	January 31, 2007

Date signed	Date signed
Agreed to by Lynn Fetterman as to those obligations to which he is subject:

/s/ Lynn Fetterman
Lynn Fetterman